Exhibit 10.73

AIRPORT INDUSTRIAL PARK

AGREEMENT OF LEASE

THIS AGREEMENT dated the 1st day of November, 1999, (hereinafter called “Lease”), is by and between AIPA PROPERTIES, L.L.C., a Hawaii Limited Liability Company (hereinafter referred to as “Owner”) and Pacific Internet Exchange Corporation, a Delaware corporation (hereinafter referred to as “Tenant”).

A.	NON-STANDARD PROVISIONS.

1.    The following constitute the non-standard provisions of this Lease and are referred to elsewhere herein and to the extent that any of the non-standard provisions conflict with or are inconsistent with the standard provisions, the non-standard provisions shall govern and control.

a. (1)	Enclosed Area of the Premises (“Enclosed Area”) shall be as outlined in red on Exhibit A.

(2)	Open Area of the Premises (“Open Area”) shall be those areas (if any) as outlined in green on Exhibit A.

b. (1)	Agreed Enclosed Area: Five Thousand Three Hundred Fifty-Seven (5,357) square feet of which 5,282 sq. ft. is on the ground floor, including One Hundred Fifty-Four (154) square feet as any allocation of building common areas and 75 sq. ft. is on the second floor (runby area for Tenant’s elevator). In addition, Tenant’s Premises includes Six Thousand Seven Hundred Two (6702) square feet of mezzanine area. This latter includes One Hundred Ninety-Five (195) square feet allocation as of building common areas.

(2)	Agreed Open Area: Two Thousand Five Hundred Fifty Nine (2559) square feet.

c.	The term of this Lease (hereinafter “Lease Term”) shall be fifteen (15) years, zero (0) months.

d.	Scheduled Commencement Date: January 15, 2000
The actual commencement date (“Commencement Date”) shall be as provided in Article B.3.

e.	Monthly Base Rent: Ten Thousand Seven Hundred Ninety Six and No/100 Dollars ($10,796 00)

f.	Tenant’s monthly charge for Estimated Additional Rent during the initial calendar year or portion thereof: One Thousand Five Hundred Six and No/100 Dollars ($1,506.00)

g.	Rent per day during any occupancy prior to commencement of the Lease Term: None.

h.	Reimbursement to Owner for Special Improvements: Two Hundred Eighty-Five Thousand and No/100 Dollars ($285,000.00). Of this amount, $142,500 shall be paid to Owner on lease execution, $40,000 on completion of mezzanine column footings, and the balance when the concrete of the mezzanine slab has been poured. Tenant understands that work will be stopped if payments are not made at the specified times and Owner may, in such event, declare the Lease in default.

Assuming that before April 30, 2000 there has been no default by Tenant nor, in the sole judgment of Owner, has there been by this date an adverse change in Tenant’s financial condition as compared with that described to Owner in the meeting on August 18, 1999, Owner will, on the request of Tenant received on or before April 15, 2000, promptly refund to Tenant $142,500 and increase Monthly Base Rent for the period from May 1, 2000 through April 30, 2007 by an amount equal to $2,478.

i.	Use permitted on the Premises: Operation of internet telecommunications service, equipment and supporting offices.

j.	Tenant’s address for notices if other than the Premises:

k.	Tenant’s billing address if other than the Premises:

l.	Security Deposit: None.

m.	Parking: In addition to the parking that can be accommodated in Tenant’s Open Area (approximately eight vehicles), Owner shall provide Tenant with unreserved stalls for as many as (4) automobiles. Tenant shall pay in advance the charge established by Owner from time to time for said stalls. If Tenant fails to timely pay such charges, then Owner may, by Notice to Tenant, elect either to proceed as provided in Article 18, or to cease to provide all or any number of the foregoing parking stalls. Upon initial occupancy of the Premises, the charge for each unreserved stall shall be $62.40 per month, both plus any tax payable by Owner due to the receipt of such rental and tax. From time to time during this Lease, the charge for such stalls shall be increased to the rates then reasonably established by Owner. The unreserved stalls shall be located on the fifth level of Owner’s Phase II structure or elsewhere on the Property as specified from time to time by Owner. Tenant may at its option change the number of unreserved stalls, but not more often than quarterly.

n.	Owner’s address for Notices:

3375 Koapaka Street, Suite C-300

Honolulu, Hawaii 96819

Attn: Project Manager

with copy to:

Pacific Building Corporation

2001 Sixth Avenue, Suite 3400

Seattle, WA 98121

Attn: Corporate Counsel

o.	Address of Premises:

3375 Koapaka Street

Suite D198

Honolulu, HI 96819

2.	The following exhibits are attached hereto and made a part hereof:

Exhibit A: Floor plan of the Enclosed Area and the Open Area.

Exhibit B: Site plan, access roads and ramps, and legal description.

3.	Special Improvements.

Special Improvements to be provided by Owner are as follows:

a.	Installation of diamond pattern expanded metal sheets to a 10’ height (8’ above pony walls) on all party walls with an additional layer of drywall cover (all joints between sheets tack-welded); a dropped ceiling between gyp-board enclosed beams at the existing second floor framing (to prevent possible “dusting” from the existing fireproofing falling to the equipment below); concrete pony walls (24” high) at all party partitions; strengthening, insulating and finishing exterior walls (other than concrete walls) for hurricane protection and to reduce sun load; separating the mezzanine and ground floor areas to isolate Tenant’s FM-200 system between levels; constructing a concrete mezzanine floor with a live load capability of 150 psf; constructing special protection for the diesel storage tank (concrete slab on grade surrounded by bollards on all sides; providing an elevated area (about 10’ x 60’) over the parking stalls on which Tenant can position the air-cooled condenser units for Tenant’s air conditioning equipment; creating a bullpen type office (building standard finishes) of approximately 1,700 sf to accommodate 8-10 cubicles (cubicles by Tenant) as well as two unisex toilets; 500 kw of electrical power to Tenant’s panel; a stairway to link the mezzanine areas to the ground floor; general lighting using industrial type fixtures in the rack space; standard demising partitions; the new entrance (double doors to create a 6’ x 8’ overall opening); and the pit (but not the shaft) for a future holeless hydraulic Otis elevator.

b.	Owner will at Owner’s expense, apply for and obtain the necessary building permit.

c.	All other work (including but not limited to air conditioning; emergency power generation; rack power and data wiring; fire protection including pre-action system in areas protected by FM-200; furnishings; additional partitioning over that originally called for including elevator shaft extension on the second floor; floor finishes; and the additional cost of the main entry door and windows around it over that of the “plain vanilla” industrial-type entrance originally planned) will be paid for by Tenant. At Tenant’s option, Owner will provide its in-house technical and construction assistance on any such additional work.

Tenant has spoken of the foregoing work as being financed by IBM, and Owner will require such company to guarantee its lien free completion with first class workmanship. The form of the guarantee and the contracts covering the work shall be approved by Owner before such work is commenced. Any other financing and construction arrangement shall be such as to assure Owner, in Owner’s reasonable judgment, of lien-free completion with the above standards of workmanship.

B.	STANDARD PROVISIONS

1.	PREMISES

In consideration of the obligation of Tenant to pay Rent as herein provided, and in consideration of the other terms, provisions and covenants hereof, Owner hereby leases to Tenant, and Tenant hereby leases from Owner, the Enclosed Area and the Open Area described in Article A.1.a. and A.1.b. and the parking spaces described in Article A.1.m. and shown on “Exhibit A”. The areas so leased are herein called the “Premises”. The Premises are a part of that certain structure constructed by Owner on the land described on “Exhibit B” (“Property”) which structure is herein called the “Building”. The term “Building” shall include other structures as may now exist on the Property or which may in the future be constructed thereon.

2.	TERM

Tenant is to have and to hold the Premises for the Lease Term specified in Article A.1.c. The Lease Term shall commence on the “Commencement Date” as defined in Article B.3. below.

3.	COMMENCEMENT DATE

The Commencement Date shall be the Scheduled Commencement Date, or the date upon which the Premises shall have been certified by Owner’s Architect as being substantially completed (“Substantial Completion”) in accordance with the Approved Details shown on “Exhibit C”, whichever is later. If the Premises shall not have reached Substantial Completion as aforesaid by the Scheduled Commencement Date,

Tenant’s obligation to pay Rent and its other obligations for payment under this Lease shall commence on the date the Premises have reached Substantial Completion, and (except as specifically provided in this Article B.3.) Owner shall not be liable to Tenant for any loss or damage resulting from such delay. Should there be any punch list items at the date of Substantial Completion, Owner shall correct the same expeditiously. In no event shall the existence of punch list items alter the date of Substantial Completion. If Tenant occupies Premises prior to Commencement Date, Tenant and Owner shall observe all the terms and conditions of this Lease except as otherwise provided therein. Owner expects to be able to complete Premises by January 15, 2000, assuming prompt decisions by Tenant in respect to remaining design and lease issues and no undue delay in obtaining necessary permits and deliveries. Owner shall at all times proceed with diligence and reasonable good faith efforts to meet the above date, but if so proceeding shall not be responsible for delays.

Owner expects that this schedule can be met without overtime by the trades employed on the project, but if overtime is requested by Tenant to meet such date, such additional cost shall be at Tenant’s expense.

4.	RENT

Tenant covenants and agrees to pay the Monthly Base Rent, the reimbursement for Special Improvements, the monthly charge for parking, Estimated Additional Rent (or Additional Rent, as the case may be) and certain taxes, which are set forth in Articles A.1.e., A.1.l, A.1.h., A.1.m., B.5., and B.28. (all of which are collectively referred to as “Rent”), adjusted as provided elsewhere herein, in United States currency, in advance, on or before the fifth (5th) day of each calendar month during the Lease Term at Owner’s office in the Building, or at such other place as Owner may from time to time designate in writing. It is agreed that since collection of any amount past due imposes an administrative cost on Owner, in addition to all other sums which may be charged by Owner hereunder, Tenant shall pay to Owner a sum equal to Five Cents ($0.05) for every dollar not paid when due. In addition, interest shall be charged to Tenant on late payments of Monthly Base Rent, Estimated Additional Rent, Additional Rent, and all other sums due under this Lease from the date such payments are due until received by Owner, at the lower of (i) the specified maximum rate, if any, then allowed by applicable law, or (ii) a floating rate equal to three (3) percentage points over the posted prime rate of First Hawaiian Bank, Honolulu, Hawaii. Payment of Rent shall be applied by Owner first to unpaid late charges, then to accrued and unpaid interest, and then to Rent obligations.

5.	ADDITIONAL RENT

a.	It is the express intention of Owner and Tenant that the Monthly Base Rent herein specified shall be net to the owner, except for Owner’s Repairs as provided in Article B.10. All Operating Expenses (set forth in Article B.5.b.), Taxes and Assessments (set forth in Article B.5.c.), and Excess Ground Rent Payments (set forth in Article B.5.e.) which Tenant is required to pay hereunder, together with all interest and penalties that may accrue thereon in the event of Tenant’s failure to pay such amounts, and all damages, costs, and expenses which Owner may incur by reason of any default of Tenant, or failure on Tenant’s part to comply with the terms of this Lease, shall be deemed to be and shall from time to time be referred to as “Additional Rent.”

b. (i)	“Operating Expenses” shall mean the aggregate of all costs (including Hawaii General Excise Tax) actually paid or incurred by Owner in the operation, maintenance and repair of the Building, the surrounding garden areas, and the necessary access roads, specifically excluding, however, those costs to be paid by Tenant at Tenant’s sole cost and expense as provided in Articles B.8. and B.9. and those to be paid by Owner at Owner’s sole cost and expense as provided in Article B.10. Operating Expenses include Taxes and Assessments (defined in Article B.5.c.). Operating Expenses include, but are not limited to: (i) exterior painting and weatherproofing; (ii) exterior window washing and cleaning; (iii) operation, maintenance, repair and replacement of: the central cooling towers; the pumps, piping and related equipment; the sewer, plumbing, and electrical systems, including all costs, charges, and expenses incurred by Owner arising from the change of any company providing electricity service, if Owner has reasonably determined such change to be justified by future savings in power costs, and similarly in respect to telecommunications service (other than air conditioning, plumbing and electrical systems and equipment installed within the premises of various tenants to meet their specific needs); the elevators serving the main building lobby, Phase II; and the fire and other emergency systems and equipment; (iv) water and sewer charges; (v) parking and traffic control; (vi) fire and other casualty and “all risk” insurance (including such endorsements as Owner deems advisable); (vii) public liability and property damage insurance; (viii) management, accounting and office expense equal to four and three-quarters percent (4-3/4%) of the total Rents and parking income received from the Building and Property; (ix) legal fees incurred in the interest of the overall project, excluding legal fees incurred in actions against specific tenants; and (x) engineering fees. Operating Expenses shall also include, without limitation, for common areas: janitorial services (including rubbish removal); window and other cleaning costs; pest control; supplies; security services; repainting and redecoration; replacement of wall and floor coverings; maintenance and repair of window coverings; charges for water, sewer and electricity; and costs of planting and maintaining the garden areas. Operating Expenses shall include both costs directly incurred and costs incurred under outside contracts. Operating Expenses shall include the amortized costs (over ten (10) years) of capital improvements or equipment which are reasonably calculated to increase the efficiency of the Property and its improvements or reduce other Operating Expenses, or which are required under any governmental laws, rules or regulations applicable to the Property (without limitation including the requirements of the Americans with

Disabilities Act), with interest on unamortized amounts figured at eleven percent (11%) per annum.

“Operating Expenses” shall specifically exclude: (i) all financing costs, including interest and principal payments on any debt except as provided above; (ii) any income tax of a general nature applicable to Owner’s various interests, inheritance tax, gift tax, corporate licensing fees and expenses, and estate, succession or other similar tax; (iii) any voluntary assessments unless of substantial benefit to the overall project; (iv) costs of any repairs made in accordance with Article B.14. and B.20.; (v) payments to Owner or its affiliates in excess of market rates for services other than for management, accounting and office expenses (see item viii in the subparagraph next above); (vi) costs of special services as may be rendered to individual tenants or others; (vii) costs of preparing space for lease; (viii) marketing expenses; (ix) investigation, reporting, disposal, treatment, removal or remediation of Hazardous Substances, and (x) costs resulting from Owner’s gross negligence; (xi) leasing commissions, attorney’s fees, costs, disbursements, and other expenses incurred in connection with negotiations or disputes with tenants, or in connection with leasing, renovating, or improving space for tenants or other occupants or prospective tenants or other occupants of the Building; (xii) the cost of any service sold to any tenant (including Tenant) or other occupant for which Owner is entitled to be reimbursed as an additional charge or rental over and above the basic rent and escalations payable under the lease with that tenant; (xiii) any depreciation on the Building or Property; (xiv) expenses in connection with services or other benefits of a type that are not provided to Tenant but which are provided another tenant or occupant of the Building or Property, ADA costs excepted; (xv) costs incurred due to Owner’s willful violation of any terms or conditions of this Lease or any other lease relating to the Building or Property; (xvi) any compensation paid to clerks, attendants, or other persons in commercial concessions operated by Owner; (xvii) costs of repairs and other work occasioned by fire, windstorm, or other casualty which are reimbursed to Owner by insurance; (xviii) any costs, fines, or penalties incurred due to willful violations by Owner of any governmental rule or authority, this Lease or any other lease in the Property, or due to Owner’s gross negligence or willful misconduct; (xix) management costs to the extent they exceed the level defined in this Lease; (xx) costs for sculpture, paintings, or other objects of art (nor insurance thereon or extraordinary security in connection therewith); (xxi)wages, salaries, or other compensation paid to any executive employees above the grade of building manager except as included in management fees set forth in the subparagraph next above; (xxii) any other expense that under generally accepted accounting principles and practice consistently applied would not be considered a normal maintenance or operating expense, except as otherwise provided in this Lease.

(ii)	Owner expects that certain Operating Expenses may be paid directly, in whole or in part, by one or more major tenants (“Major Tenants”) occupying a large portion (perhaps all) of a particular floor. Such amounts shall be deducted from aggregate Operating Expenses and the remainder allocated among other tenants in the Building. Each such tenant shall pay, as its proportionate share, an amount equal to such remaining Operating Expenses times a fraction, the numerator of which shall be the sum of the Enclosed Area plus twenty percent (20%) of the Open Area and the denominator of which shall be the sum of the total enclosed area in the Building as is defined in the various tenant leases which is not taken by Major Tenants and which is under lease at year’s end plus twenty percent (20%) of the total open area of the Building as defined in the various tenant leases which is not taken by Major Tenants and which is under lease at year’s end.

c.	“Taxes and Assessments” shall mean any and all taxes, assessments, license fees and governmental charges of any kind or nature whatsoever, levied, assessed or imposed against the Property, including any Hawaii General Excise Tax paid by Owner on account thereof. Taxes and Assessments shall also include, but shall not be limited to, environmental levies affecting the Property or any portion thereof, or which may hereafter become effective, including, but not limited to, parking taxes, levies, or charges, employer parking regulations, and any other parking or vehicular regulations, levies, or charges imposed by any municipal, state or federal agency or authority relating to the Property in any manner. Tenant’s share of such Taxes and Assessments shall be computed the same as provided above for Operating Expenses (see Article B.5.b.(ii)).

d.	Additional Rent shall be that amount set forth in Article A.1.f. during the initial calendar year (or portion thereof) of the Lease Term. For each calendar year thereafter, Tenant’s Estimated Additional Rent shall be estimated by Owner each December of the prior calendar year, allocated as provided herein, and paid by Tenant monthly for the succeeding calendar year. During such later calendar years, Estimated Additional Rent may be adjusted by Owner from time to time as reasonably necessary to reflect changes in the elements of Additional Rent. Costs for partial years shall be equitably prorated. Following each December 31st of the Lease Term, the actual charges constituting Additional Rent shall be determined by Owner according to generally accepted accounting principles, and differences credited or charged accordingly. Tenant shall upon invoice pay to Owner the difference, if any, between Tenant’s share of all Additional Rent expenses and the sum of Tenant’s Estimated Additional Rent payments. Credits, if any, shall be applied to reduce the Monthly Base Rent for the succeeding calendar year or, in the case of the final calendar year, or portion thereof, refunded at the expiration of the Lease Term. Within 90 days after receipt of Owner’s statement setting forth the actual Additional Rent (the “Statement”) Tenant shall have the right to audit at Owner’s local offices, at Tenant’s expense, Owner’s accounts and records relating to the

Additional Rent. Such audit shall be conducted by a certified public accountant approved by Owner. If such audit reveals that Owner has overcharged Tenant, the amount overcharged shall be paid to Tenant within 30 days after the audit is concluded, together with interest thereon at the rate of 10% per annum, from the date the Statement was delivered to Tenant until payment of the overcharge is made to Tenant. In addition, if the Statement exceeds the actual Additional Rent which should have been charged to Tenant by more than 5%, the cost of the audit shall be paid by Owner. If no such overcharge is found, Tenant shall reimburse Owner 50% of Tenant’s audit cost to cover the cost to Owner of the disruption caused by such audit. Tenant understands that such charge is currently the amount stated in Article A.1.f. and approves such amount.

e.	Tenant shall pay its proportionate share of ground rent payments, including Hawaii General Excise Tax, allocable to the Property and payable by Owner under the terms of the Ground Lease (referenced in Article B.19.) to the extent that such payments exceed the amount of ground rent payments payable by Owner during calendar year 1995 (“Excess Ground Rent Payments” or “EGRP”). Tenant’s proportionate share of EGRP shall be determined by multiplying EGRP by a fraction, the numerator of which is the number of square feet of Enclosed Area in the Premises, and the denominator of which is the total number of square feet of Enclosed Area in the Building. For the period from January 1, 1996, to December 31, 2005, EGRP is $19,430 per month, plus Hawaii General Excise Tax; for the ensuing ten (10) year period EGRP is $50,518 per month, plus Hawaii General Excise Tax.

6.	USE

The Premises shall be used only for the purpose stated in Article A.1.i. Retail sales of any kind on the Premises, outside storage (as contrasted with temporary parking), including, without limitation, storage of trucks and other vehicles not frequently used in Tenant’s business) is prohibited without Owner’s prior written consent. Tenant shall have access to Premises twenty-four (24) hours per day, seven days a week. Tenant shall at its own cost and expense obtain any and all licenses and permits necessary for its use of the Premises. Tenant shall comply with all governmental laws, ordinances and regulations specifically applicable to Tenant’s specific use of the Premises, and shall promptly comply with all governmental orders and directives, including, but not limited to, those regarding the correction, prevention and abatement of nuisances in or upon, or connected with Tenant’s use of, the Premises, all at Tenant’s sole expense. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, nor take any other action which would constitute a nuisance or would disturb or endanger any other tenants of the Building. Except as provided in Article B.32., Tenant shall not receive, store, dispose of, or otherwise handle any product, material or merchandise which is toxic, explosive or highly flammable. Tenant shall not permit the Premises to be used for any purpose or in any manner (including, without limitation, any method of storage) which would render any insurance carried under the terms of this Lease

(including, but not limited to, insurance carried by Owner) void or the insurance risk more hazardous. In the event Tenant’s use of the Premises shall result in an increase of more than 1% in insurance premiums, Tenant shall be solely responsible for said increase. In the event Tenant’s use of the Premises shall result in cancellation or non-renewal of any insurance carried under the terms of this Lease, Tenant shall immediately cease such use.

7.	LAWS, RULES AND REGULATIONS

Tenant shall, at Tenant’s sole cost and expense, promptly comply with and shall faithfully observe in its use of the Premises all laws, ordinances, orders, rules, regulations or requirements of all county, municipal, state, federal and other applicable governmental authorities now in force, or which may hereafter be in force (including, without limitation, the Americans with Disabilities Act and any amendments thereto). Tenant shall further observe such reasonable rules and regulations as may be adopted by Owner from time to time for the safety, care and cleanliness of the Premises and the preservation of good order therein. A violation of any of the laws, ordinances, orders, rules or regulations referred above shall constitute a default under this Lease. Notwithstanding the foregoing or anything to the contrary contained in this Lease, Tenant shall not be responsible for compliance with any laws, codes, ordinances or other governmental directives where such compliance is not related specifically to Tenant’s use and occupancy of the Premises.

Owner warrants that on the commencement of the term hereof all work by Owner within the Premises shall comply with all laws, codes, ordinances and other government requirements then applicable and that such work by Owner shall be in good working order, condition, and repair.

8.	UTILITIES

Owner agrees to provide at its cost connections for water and sewer, but Tenant shall pay for all water, sewer, electricity, telephone, and other utilities and services used on, in or from the Premises, together with any taxes, penalties, surcharges or the like pertaining thereto and any maintenance charges for utilities and shall furnish all electric light bulbs and tubes. If any such services are not separately metered to Tenant, Tenant shall pay a reasonable proportion as determined by Owner of all charges jointly metered with other premises. The cost of Tenant’s 500 kw electrical connection shall be paid by Tenant and is included in the amount referred to in Article A.1.h. Notwithstanding the foregoing and to the extent Owner is obligated under the Lease to provide essential services as herein set forth; (i) in the event that Owner is unable to supply any of the Premises’ sanitary, electrical, water, or life safety systems (collectively, the “Essential Services”), and despite Tenant’s own emergency equipment such inability of Owner materially impairs Tenant’s ability to carry on its business in the Premises for a period of two (2) consecutive business days, the Base Rent and all Additional Rent shall be abated commencing with the third (3rd) business day of such material interference with Tenant’s business, based upon the extent to which such inability to supply Essential Services materially impairs Tenant’s ability to carry on its business in the Premises. Such abatement shall continue until the Essential Services have been restored to such extent that the lack of any remaining services no longer materially impairs Tenant’s ability to carry on its business in the Premises. Tenant shall not be entitled to such an abatement to the extent that Owner’s inability to supply Essential Services to Tenant is caused by Tenant, its employees, contractors, agents, licensees or invitees; and

(ii) notwithstanding the foregoing, in the event that Owner is unable to supply any Essential Services by reason of acts of Gods, accidents, breakage, repairs, strikes, lockouts, labor disputes, inability to obtain utilities or materials or by any other reason beyond Owner’s reasonable control, and despite Tenant’s own emergency equipment such inability of Owner materially impairs Tenant’s ability to carry on its business in the Premises for a period of forty-five (45) consecutive calendar days, the Base Monthly Rent and Additional Rent shall be abated commencing with the forty-sixth (46) day of such material interference with Tenant’s business based upon the extent to which such inability to supply Essential Services materially impairs Tenant’s ability to carry on its business in the Premises. Such abatement shall continue until the Essential Services have been restored to the extent that the lack of any remaining services no longer materially impairs Tenant’s ability to carry on its business in the Premises. Tenant shall not be entitled to such an abatement to the extent that Owner’s inability to supply Essential Services to Tenant is caused by Tenant, its employees, contractors, agents, licensees, or invitees; and

(iii) in the event of any stoppage or interruption of Essential Services to the Premises, Owner shall use its best efforts to restore Essential Services to the Premises as soon as possible; provided, that Tenant shall have the right, at its option, to terminate this Lease by written Notice to Owner if such failure to provide Essential Services by Owner continues for any reason (other than the actions of Tenant, its employees, contractors, agents, licensees or invitees) for more than one hundred twenty (120) consecutive calendar days and such failure materially impairs Tenant’s ability to carry on its business in the Premises.

9.	TENANTS MAINTENANCE

a.	Tenant shall at its own cost and expense keep and maintain the Premises, Special Improvements, Tenant’s parking area and/or Open Area in good condition, promptly making all necessary repairs and replacements (except those for which Owner is expressly responsible under the terms of this Lease). Tenant shall keep the whole of the Premises, Special Improvements and Tenant’s parking area and/or Open Area in a clean and sanitary condition, with daily trash removal and pest extermination as required. Tenant shall not be obligated to repair any damage caused by fire, windstorms, or other casualty covered by insurance maintained by Owner (“Insured Casualty”).

b.	Tenant, its officers, agents, employees and visitors, shall not damage the Premises or the Building, and Tenant shall, at its sole cost and expense, promptly repair any damage thereto except as may be caused by an Insured Casualty or by Owner or its officers, agents, employees and visitors. If Tenant can be identified as being responsible for the obstruction or stoppage of a sanitary sewage line, then Tenant shall pay, upon demand, as Additional Rent, the entire reasonable cost of clearing the same.

c.	Tenant and its officers, agents, employees and visitors, shall have the right to use the access roads and ramps as shown on Exhibit B, subject to such reasonable rules and regulations as Owner may from time to time prescribe, and subject to rights of ingress and egress of other tenants.

d.	Tenant shall, at its own cost and expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor for servicing all air conditioning systems (if any) and other equipment within the Premises.

e.	Tenant shall, at the termination of this Lease by the expiration of time or otherwise, surrender and deliver up the Premises to Owner in as good condition as when received by Tenant from Owner, reasonable use and wear and damage by insured Casualty excepted.

10.	OWNER’S REPAIRS

Owner shall promptly maintain and repair, at its expense, all structural elements of the Building (“Owner’s Repairs”). Tenant shall repair and pay for any damage to such items to be maintained by Owner caused by any act, omission or negligence of Tenant, or its officers, agents, employees and visitors. Maintenance of windows, doors, siding, and special store fronts or office entries shall be Tenant’s responsibility. Tenant shall immediately give Owner Notice of need for Owner’s Repairs, after which Owner shall have a reasonable opportunity and time to repair same. Owner’s liability with respect to any repairs or maintenance for which Owner is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance.

11.	SUBSTITUTION OF PREMISES [omitted in original]

12.	ALTERATIONS

Tenant agrees by taking possession of the Premises that Owner’s work therein is in a tenantable and good condition, that Tenant will take good care of the Premises, and the same will not be altered or in any way changed without the written consent of Owner. The design and installation by Tenant of those items set forth in Article A.3.c. is a condition of Tenant’s obligations under this Lease, and Owner has required Tenant to make such Special Improvements to the Premises as a condition thereof. No such work shall be undertaken by Tenant without Owner’s written permission being first obtained. Notwithstanding consent by Owner, all such alterations shall be at Tenant’s sole cost and shall comply with all applicable codes, rules, and regulations, including requirements of the Americans with Disabilities Act, and upon their completion, Tenant shall promptly furnish Owner with detailed drawings of such alterations. Tenant hereby waives any right to make repairs at Owner’s expense unless repairs which are required of Owner and which materially and adversely affect Tenant’s business operations are not made by Owner within a reasonable time after Notice. Tenant shall not put any curtains, draperies or other hangings on or beside the windows in the Premises without first obtaining Owner’s written consent. Owner may make any alterations or improvements which Owner may deem necessary for the preservation, safety or improvement of the Premises, the Building, or the Property provided that such alternations do not unreasonably interfere with Tenant’s business or materially reduce its Enclosed Area. All alterations, additions and improvements, irrespective of when and by whom they are made, except trade fixtures physically installed by Tenant and which are removed without damage to the Premises prior to the termination of this Lease, shall become the property of Owner at the termination of this Lease.

13.	ENTRY AND INSPECTION

Tenant will permit Owner and its agents to enter into and upon the Premises at all reasonable times with 24-hours prior notice except in case of emergency for the purpose of inspecting the same or for the purpose of altering or improving the Premises, the Building, or the Property and when reasonably necessary Owner may close entrances, doors, corridors, or other facilities without liability to Tenant by reason of such closure and without such action by Owner being construed as an eviction of Tenant or relieving the Tenant from the duty of observing and performing any of the provisions of this Lease. Following reasonable notice to Tenant and only during the final year of the Lease Term, Owner shall have the right to enter the Premises from time to time during normal business hours for the purpose of showing the Premises to prospective tenants of the Building.

14.	DAMAGE OR DESTRUCTION

If the Premises are damaged or destroyed by a casualty:

a.	Owner shall give Notice to Tenant of its election to rebuild or not to rebuild the Premises within thirty (30) days of casualty to the Premises and such Notice shall specify Landlord’s architect’s or engineer’s reasonable estimate as to the time required to rebuild or restore the Premises;

b.	If, in the reasonable opinion of Owner’s architect or engineer, the Premises will take longer than ninety (90) days to rebuild or restore and Owner has elected to perform such rebuilding or restoration, Tenant may, notwithstanding Owner’s election, terminate this Lease by Notice to Owner of such termination within five (5) days after its receipt of Owner’s Notice. Such termination shall be effective thirty (30) days after the giving of Tenant’s Notice.

c.	If Owner fails to restore the Premises (including reasonable means of access thereto) within a period which is sixty (60) days longer than the period stated in Owner’s Notice to Tenant as the estimated rebuilding period, Tenant, at any time thereafter until such rebuilding is completed, may terminate this Lease by delivering Notice to Owner of such termination, in which event this Lease shall terminate as of the date of the giving of such Notice.

15.	ADVERTISING

Tenant shall not inscribe any inscription, post, place, or in any manner display any sign, notice, picture, placard or poster, or any advertising matter whatsoever, anywhere in or about the Premises or the Property at places visible (either directly or indirectly as an outline or shadow on a glass pane) from anywhere outside the Premises without first obtaining Owner’s written consent thereto.

16.	INDEMNITY, LOSS AND WAIVER OF SUBROGATION

Tenant shall defend and indemnify Owner and its agents and save them harmless from and against any and all liability, damages, costs, or expenses, including attorneys’ fees, arising from any act, omission or negligence of Tenant or the officers, agents, employees, or visitors of Tenant in or about the Property, or arising from any accident, injury, or damage, howsoever and by whomsoever caused, to any person or property, occurring in or about the Premises, provided the foregoing provision shall not be construed to make Tenant responsible for loss, damage, liability, or expense resulting from injuries to third parties caused by the gross negligence of Owner or any officer, agent, or employee of Owner. Owner and Tenant each release the other from responsibility for, and waive their entire claim of recovery for (i) any loss or damage to the real or personal property of either located anywhere in or about the Property, arising out of or incident to the occurrence of any of the perils which may be covered by an “all-risk” type insurance policy, with extended coverage endorsement in common use in the Honolulu locality, or (ii) loss resulting from business interruption at the Premises or loss of rental income therefrom, arising out of or incident to the occurrence of any of the perils which may be covered by a business interruption insurance policy and by a loss of rental income insurance policy in common use in the Honolulu locality. To the extent that such risks under (i) and (ii) are in fact covered by insurance, each party shall cause its insurance carriers to consent to such waiver and to waive all rights of subrogation against the other party. Owner agrees that it will carry fire and extended insurance on the Building in an amount not less than eighty percent (80%) of replacement cost, excluding foundations. Tenant and Owner each agree to carry commercial liability insurance coverage for injury to person or property in an amount not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) general aggregate, and Tenant shall cause Owner to be named as an additional insured on Tenant’s policy. Tenant shall provide Owner with a certificate evidencing such insurance which provides Owner with thirty (30) days’ written notice prior to cancellation.

17.	LIENS AND INSOLVENCY

a.	Tenant shall pay, when due, all sums of money that may become due for, or are purported to be due for, any labor, services, materials, supplies, or equipment alleged to have been furnished or to be furnished to or for Tenant (collectively the “Work”) in, upon or about the Premises and which may be secured by any mechanic’s, materialmen’s or other lien against the Premises and/or Owner’s interest therein, and will cause each such lien to be fully discharged and released at the time the performance of any obligation secured by any such lien matures and/or becomes due. However, Tenant may contest any such lien provided that Tenant provides such security for payment of the lien or liens as Owner reasonably requires. Notwithstanding any such contest, if any such lien shall be reduced to final judgment and such judgment or such process as may be issued for the enforcement thereof is not promptly stayed or if so stayed and said stay thereafter expires, then and in any such event Tenant shall immediately pay and discharge said judgment.

b.	Owner may terminate this Lease by giving Tenant notice of its election to do so, if: (i) Tenant files a voluntary petition in bankruptcy, or for reorganization under the bankruptcy laws, or is adjudged a bankrupt by a court of competent jurisdiction, (ii) if Tenant makes an assignment for the benefit of creditors, or if a receiver is appointed for Tenant’s business, or (iii) any other action is taken by or against Tenant under any state or federal insolvency or bankruptcy act which is not discharged within sixty (60) calendar days. No interest in this Lease or estate hereby created in favor of Tenant shall pass by operation of law under any such bankruptcy or insolvency act to any person whomsoever without the prior express written consent of Owner. Any purported transfer in violation of this Article shall constitute a default by Tenant.

c.	For purposes of this Lease, the following shall be deemed “Events of Bankruptcy” of Tenant: (i) if Tenant becomes “insolvent,” as defined in Title 11 of the United States Code, entitled “Bankruptcy,” 11 U.S.C. Section 101 et seq., as amended, or any successor statute (hereinafter call the “Bankruptcy Code”), or under the insolvency laws of any state, district, commonwealth or territory of the United States of America (“Insolvency Laws”); or (ii) if Tenant files a voluntary petition under the Bankruptcy Code or Insolvency Laws; or (iii) if a receiver of custodian is appointed for any or all of Tenant’s property or assets, or if there is instituted a foreclosure action on any of Tenant’s property; or (iv) if there is filed an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or Insolvency Laws, which is not dismissed within thirty (30) days of filing, or results in issuance of an order for relief against the debtor; or (v) if Tenant makes or consents to an assignment of its assets, in whole or in part, for the benefit of creditors, or a common law composition of creditors.

d.	If Tenant becomes the subject debtor in a case pending under the Bankruptcy Code, Owner’s right to terminate this Lease under this section shall be subject to the applicable rights (if any) of the Trustee in Bankruptcy to assume or assign this Lease as then provided for in the Bankruptcy Code. However, the Trustee in Bankruptcy must give to Owner and Owner must receive proper written notice of the Trustee’s assumption or rejection of this Lease within sixty (60) days (or such other applicable period as is provided for in the Bankruptcy Code) after the entry of the Order for Relief; it being agreed that failure of the Trustee to give notice of such assumption hereof within said period shall conclusively and irrevocably constitute the Trustee’s rejection of this Lease and waiver of any rights of the Trustee to assume or assign this Lease. The Trustee shall not have the right to assume or assign this Lease, unless the Trustee (A) promptly and fully cures all defaults under this Lease, (B) promptly and fully compensates Owner and any other party other than Tenant to the Lease for all monetary damages and any actual pecuniary loss to such party incurred as a result of such default, (C) the Bankruptcy Court (or other court of competent jurisdiction) enters an order authorizing the assumption or assignment, (D) the assumption or assignment is not prohibited under the applicable law, including, but not limited to, Section 365 of the Bankruptcy Code, and (E) provides to Owner “adequate assurance of future performance.”

18.	DEFAULT OF TENANT

a.	Events of Default. The occurrence of any of the following shall constitute an Event of Default:

(i)	Tenant’s failure to pay Rent when due, if the failure continues for ten (10) days after Notice has been given to Tenant. If Tenant shall fail to pay Rent when due four (4) times in any twelve (12) month period, such occurrence shall be deemed an Event of Default on the part of Tenant and no Notice need be given to Tenant nor shall Tenant have any right to cure such default;

(ii)	Tenant’s failure to move into and occupy the Premises within thirty (30) days after the Commencement Date;

(iii)	Tenant’s abandonment and vacation of the Premises (without limiting other acts which may constitute an abandonment and vacation, failure to staff with personnel and utilize the Premises for thirty (30) consecutive days shall be deemed an abandonment and vacation); or

(iv)	Tenant’s failure to perform or comply with any provisions of this Lease (other than those Events of Default set forth in (i), (ii) or (iii) immediately above) if the failure to perform or comply is not cured within thirty (30) days after Notice has been given to Tenant, unless such cure reasonably requires more than thirty (30) days, provided cure has been commenced within thirty (30) days and is diligently pursued to completion.

b.	Notices given under this Article shall specify the default and the applicable Lease provisions. No such Notice shall be deemed a forfeiture or a termination of this Lease unless Owner so elects in the notice.

c.	Remedies. If there is an Event of Default, Owner shall have the following remedies:

(i)	Owner may continue this Lease in full force and effect, and it will continue in full force and effect as long as Owner does not expressly terminate, in writing, Tenant’s right to possession, and Owner shall have the right to collect Rent, Estimated Additional Rent and Additional Rent when due. During the period Tenant is in default, Owner may re-enter the Premises, remove all of Tenant’s property therefrom and store the same in a public warehouse or elsewhere at the expense and for the account of Tenant, and sublet the Premises, or any part of them, to third parties for Tenant’s account. Tenant shall be immediately liable to Owner for all costs Owner incurred by reason of its re-entry, protecting or caring for the Premises, or subletting or endeavoring to sublet the Premises, including, without limitation, attorneys’ fees, brokers’ commissions, reasonable expenses of remodelling which are necessary or desirable for the reletting, and like costs. Subletting may be for a period shorter than the remaining term of this Lease. Tenant shall pay to Owner the Rent, Estimated Additional Rent and Additional Rent due under this Lease on the dates such are due, less the rent Owner receives from any subletting. No act by Owner allowed by this Article shall terminate this Lease unless Owner gives Notice to Tenant that Owner elects to terminate Tenant’s right to possession.

(ii)	Owner can terminate Tenant’s right to possession of the Premises at any time. No act by Owner other than giving Notice to Tenant that its right to possession has been terminated shall terminate this Lease. Acts of maintenance, repair or remodelling efforts to sublet the Premises shall not constitute a termination of Tenant’s right to possession. On termination of Tenant’s right to possession of the Premises, Owner has the right to recover from Tenant:

(a)	The worth, at the time of the award, of the unpaid Monthly Base Rent and Additional Rent (less any rent received pursuant to Article B.18.c.(i) that had been earned at the time of termination of this Lease;

(b)	The worth, at the time of the award, of the amount by which the unpaid Monthly Base Rent and Additional Rent that would have been earned after the date of termination of this Lease to the time of the award exceeds the fair and reasonable rental value of the Premises for the same period;

(c)	The worth, at the time of the award, of the amount by which the unpaid Monthly Base Rent and Additional Rent that would have been earned for the balance of the Lease Term after the time of the award exceeds the fair and reasonable rental value of the Premises for the same period;

(d)	Any other amount, including, without limitation, court costs, including depositions and all other expenses incurred in connection with discovery, costs of experts, reasonable attorneys’ fees, brokers’ commissions reasonably expended or to be expended, reasonable expenses of remodelling expended or to be expended, and like costs, necessary to compensate Owner for all detriment reasonably caused by Tenant’s default.

If the Premises or any part thereof shall be relet by Owner for all or any part of the unexpired term of this Lease before a presentation of proof of damages in a proceeding brought by Owner to recover from Tenant hereunder, the amount of rent received upon such reletting shall be prima facie evidence of the fair and reasonable rental value of the Premises, or of that part relet, from the date of termination of this Lease through the balance of its term. If Owner, using commercially reasonable efforts, is unable to relet the Premises, or any part thereof, for all or any part of the unexpired term of this Lease before a presentation of proof of damages in a proceeding brought by Owner to recover from Tenant hereunder, the failure to rent shall be prima facie evidence that the fair and reasonable rental value of the Premises, or of that part not relet, through the balance of the Lease Term is zero. As used in subparagraphs (a) and (b) of this Article B.18.c.(ii), “the worth, at the time of the award,” shall be computed by allowing interest at the lower of (i) the specified maximum rate, if any, then allowed by applicable law, or (ii) a floating rate equal to three (3) percentage points over the prime rate then being charged its best corporate customers by First Hawaiian Bank, Honolulu, Hawaii. As used in subparagraph (c) of this Article B.18.c.(ii), “the worth, at the time of the award,” shall be computed by discounting the amount at the discount rate of the Federal Reserve Bank serving Honolulu, Hawaii, at the time of the award.

(iii)	Owner shall have the right to have a receiver appointed to collect Rent and conduct Tenant’s business. Neither the filing of a petition for the appointment of a receiver nor the appointment itself shall constitute an election by Owner to terminate this Lease.

d.	Owner’s Right to Cure. If Tenant shall default in the observance or performance of any term or covenant on Tenant’s part to be observed or performed under or in connection with this Lease, and shall not have cured such default within the respective periods specified above, Owner may, but without obligation so to do, immediately or at any time thereafter, perform the same for the account of Tenant, and if Owner makes expenditures or incurs any obligation for the payment of money in connection therewith, including, but not limited to, attorneys’ fees, costs and expenses in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred shall be paid by Tenant to Owner within thirty (30) days after written submission of a bill to Tenant therefor, in accordance with Article B.23., and if paid at a later date shall bear interest at the lower of (i) the specified maximum rate, if any, then allowed by applicable law, or (ii) a floating rate equal to three (3) percentage points over the prime rate then being charged its best corporate customers by First Hawaiian Bank, Honolulu, Hawaii, from the date the sum is due hereunder to the date Owner is reimbursed by Tenant. Such sum, together with interest thereon, shall be deemed Additional Rent.

19.	PRIORITY; ESTOPPEL CERTIFICATES

a.	Priority. This Lease is technically a sublease in that the Property is subject to a ground lease (“Ground Lease”) between Owner, as Ground Lessee, and Loyalty Investments, as Ground Lessor. This Lease shall automatically be subordinate to the Ground Lease or to any mortgage or deed of trust heretofore or hereafter placed upon the Property by Ground Lessor or upon Ground Lease and Building by Owner, to any and all advances made or to be made thereunder, to the interest on the obligations secured thereby, and to all renewals, replacements and extensions thereof provided, however, that any mortgagees or beneficiaries of deeds of trust (“Mortgagees”) shall be bound by the terms of this Lease as long as Tenant is not in material default beyond any applicable cure and notice periods thereunder. Furthermore, in the event of foreclosure of any such mortgage or deed of trust or exercise of the power of sale thereunder, Tenant shall attorn to the purchaser of the Property at such foreclosure or sale and recognize such purchaser as Owner under this Lease if so requested by such purchaser provided that Tenant first obtains from the holder of the mortgage, deed of trust, or other instrument of security to which this Lease is to become subordinated a written agreement that provides substantially the following: “As long as Tenant performs its obligations under this Lease, no foreclosure of, deed given in lieu of foreclosure of, or sale under the encumbrance, and no steps or procedures taken under the encumbrance, shall affect Tenant’s rights hereunder.” If, pursuant to the foregoing, Tenant attorns to a purchaser or lender, the latter shall not be: (i) liable for any act or omission of any prior lessor; (ii) subject to any offsets or defenses which Tenant may have against any prior lessor; (iii) bound by any lease rental (except security deposits) paid more than thirty (30) days in advance of due date; or (iv) bound by any amendment or modification of this Lease made without mortgagee’s prior written consent, but nothing herein shall be construed as a waiver of any rights which Tenant may have against any prior lessor (including Lessor). If any mortgagee or deed of trust beneficiary elects to have this Lease superior to its mortgage or deed of trust and gives notice of its election to Tenant, then this Lease shall thereupon become superior to the lien of such mortgage or deed of trust. Within fourteen (14) days of presentation, Tenant shall execute, acknowledge, and deliver to Owner any subordination agreement or other instrument that Owner may require to carry out the provisions of this article provided such instrument does not materially increase Tenant’s obligation or decrease its rights under this Lease. Failure to execute said subordination agreement, or other instrument the subject of this subprovision shall constitute a default by Tenant of its obligations under this Lease and shall entitle Owner to exercise its rights established in Paragraph 18 of this Lease. Additionally, Tenant shall be liable to Owner for any damages suffered by Owner as a result of Tenant’s delay or failure to execute said subordination agreement, but, in any event, said damages shall be not less than One Hundred and No/100 Dollars ($100.00) for each calendar day of delay beyond the specified fourteen (14) days until said subordination agreement or other instrument has been delivered by Tenant to Owner.

b.	Estoppel Certificates. Tenant shall, from time to time, within fourteen (14) days following written request of Owner, execute, acknowledge and return to Owner or its designee a written statement prepared by Owner certifying if true, only that: the Commencement Date and Termination Date; the amount of Monthly Rent and the date to which Rent has been paid; and that (if true), (i) this Lease (including specified modifications) is in full force and effect; (ii) this Lease represents the entire agreement between the parties; (iii) all conditions under this Lease to be performed by the Owner have been satisfied and that there are no known existing claims, defenses or offsets which Tenant has against the enforcement of this Lease by the Owner; and (iv) no Rent has been paid more than one month in advance; and the amount of the security deposit. It is intended that any such statement delivered pursuant to this paragraph may be relied upon by a prospective purchaser of Owner’s interest, any mortgagee, deed of trust beneficiary, or assignee of any mortgage or deed of trust upon Owner’s interest in the Building and Property. Failure to execute said Estoppel Certificate, or other instrument the subject of this subprovision, shall constitute a default by Tenant of its obligations under this Lease and shall entitle Owner to exercise its rights established in Paragraph 18 of this Lease. Additionally, Tenant shall be liable to Owner for any damages suffered by Owner as a result of Tenant’s delay or failure to execute said Estoppel Certificate, but, in any event, said damages shall be not less than One Hundred and No/100 Dollars ($100.00) for each calendar day of delay beyond the specified fourteen (14) days until said documents have been delivered by Tenant to Owner.

20.	CONDEMNATION

If the whole of the Premises, or if such portion of either the Premises or the Building as may be required for the reasonable use of the Premises, shall be taken by virtue of any condemnation or eminent domain proceeding, or by purchase in lieu thereof for public or quasi-public use, this Lease shall automatically terminate as of the date possession is taken by the condemning authority. Current Rent shall be apportioned as of the date of such termination. In case of a taking of a part of the Premises or the Building not required for the reasonable use of the Premises, then this Lease shall continue in full force and effect and the rental shall be equitably reduced, such rent reduction to be effective on the date of such partial taking. No award of any partial or entire taking shall be apportioned, and Tenant hereby assigns to Owner any award which may be made in such taking or condemnation, together with any and all rights of Tenant now or hereafter arising in or to the same or any part thereof, provided, however, that nothing herein shall be deemed to give Owner any interest in, or to require Tenant to assign to Owner, any award made to Tenant for the taking of personal property or fixtures belonging to Tenant, for the interruption of or damages to Tenant’s business or for Tenant’s moving expenses.

21.	SPECIAL IMPROVEMENTS

The term “Special Improvements” as used in this Lease refers to all improvements to the Premises whether provided at the expense of Owner or Tenant, except those elements to be maintained and repaired by Owner as provided in Article 10. Before occupancy of the Premises, Tenant shall pay Owner as Additional Rent that certain sum set forth in Article A.1.h. in payment for certain Special Improvements made to the Premises. Where Special Improvements are to be installed by Owner, Tenant shall give Owner a Notice of its final color selections and all other details of its layout in sufficient time to permit Owner’s completion of all such work by the Scheduled Commencement Date, using its normal crews on a regular time basis, and such notice shall in any event be given not later than sixty (60) working days before such scheduled Commencement Date.

22.	ANNUAL RENT INCREASE

The Monthly Base Rent shall be increased at the end of each calendar year by an amount equal to three and one-half percent (3-1/2%) of the Monthly Base Rent then due and payable, and the total shall become the Monthly Base Rent for the succeeding calendar year.

23.	NOTICES

All notices (“Notices”) under this Lease shall be in writing and delivered in person, sent by a nationally recognized overnight delivery service, or sent by registered or certified mail, return receipt requested, postage prepaid, to Owner at the places set forth in Article A.1.n. and to Tenant at the Premises, or at such other places as may be set forth in Article A.1.j. If a properly sent Notice is delivered to the place to which it is properly addressed and is refused, or if Tenant’s address has been changed without notice to Owner, the Notice shall nevertheless be effective when refused or when delivery to the incorrect address was attempted.

24.	ASSIGNMENT

Tenant shall not assign this Lease or sublet the Premises or any part thereof without first obtaining Owner’s written consent which shall not be delayed nor unreasonably withheld. Owner, in making its decision, may consider, without limitation, the proposed use by the prospective subtenant or assignee, its credit worthiness, its general business reputation, and whether the proposed subtenant’s or assignee’s use of the Premises would add costs for compliance with the requirements of the Americans with Disabilities Act and any amendments thereto. No such assignment or subletting shall relieve Tenant of Tenant’s liability under the Lease. Consent to any such assignment or subletting shall not operate as a waiver of the necessity for a consent to any subsequent assignment or subletting, and the terns of such consent shall be binding upon any person holding by, under or through Tenant. In no event shall a sublessee or assignee of Tenant sublet or assign any interest in this Lease without first obtaining Owner’s written consent. In the event of an assignment or subletting which requires Owner’s time and/or expense, Tenant shall compensate Owner for such reasonable expenses, including attorneys’ fees. Notwithstanding the foregoing, “sublet” and “assign” shall not be deemed to include any transfer, assignment or subletting of the Premises (or any portion thereof) to any entity which controls, is controlled by, or is under common control with Tenant; provided that such entity (and the others referred to in this subparagraph) can reasonably be shown to have a financial strength sufficient to meet its obligations under this lease; to any such entity which results from a merger of or consolidation with Tenant; or to any such entity which acquires substantially all of the assets of Tenant, as a going concern, with respect to the business that is being conducted in the Premises; nor shall “sublet” or “assignment” include the transfer of the beneficial ownership or effective voting control of Tenant from the person(s) having effective voting control as of the date of Tenant’s execution of this Lease, where such transfer occurs in connection with any bona fide financing or capitalization for the benefit of Tenant.

25.	SECURITY DEPOSIT

Upon the execution of this Lease, Tenant shall deposit with Owner the sum specified in Article A.1.l. as security for the full and faithful performance of each and every term, provision, covenant, and/or condition of this Lease (the “Security Deposit”). If Tenant defaults with respect to any term, provision, covenant or condition of this Lease, including, but not limited to, the payment of Rent, Owner may use, apply or retain the whole or any part of the Security Deposit for the payment of any Rent or other sum for which Tenant may be in default. Tenant shall not be entitled to any interest on the Security Deposit, and Owner may commingle the Deposit with Owner’s own funds. In the event Owner should apply any or all of the Security Deposit to the payment of any sum in default, or any other sum which Owner may be required to spend by reason of Tenant’s default, or other provision of this Lease, Tenant shall pay to Owner, within fifteen (15) days after receipt of Notice from Owner, an amount equal to the sums so expended in order to replenish the Security Deposit. Failure to do so shall be an Event of Default under this Lease. Should Tenant fully and faithfully comply with all of the covenants and conditions of this Lease, the Security Deposit shall be returned to Tenant (or, at the option of Owner, to the last assignee of Tenant’s interest in this Lease) at the expiration of the Lease Term.

26.	FORCE MAJEURE

In the event either Owner or Tenant shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lockouts, labor troubles or industrial disturbance, inability to procure materials, failure of power, delays in the issuance of permits, restrictive governmental laws or regulations, riots, insurrection, war or any reason of a like nature, pestilence, plague, acts of God or other similar industry-wide or building-wide causes beyond the control of Owner and/or not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of such delay, provided that the provisions hereof shall not operate to excuse Tenant from prompt payment of Monthly Base Rent, Estimated Additional Rent, Additional Rent, or any other payments required by Tenant under the terms of this Lease.

27.	OCCUPANCY AND SURRENDER OF POSSESSION

Tenant shall be entitled to occupy the Premises at the Commencement Date. Occupancy prior to the Commencement Date shall obligate the Tenant for rent as per Article A.1.g., as well as all other Tenant obligations as provided for in this Lease. Tenant shall be conclusively deemed to occupy the Premises at such time as Tenant begins to locate within the Premises Tenant’s furniture, fixtures, equipment or personnel. Tenant shall have no right to occupy the Premises prior to the Commencement Date without the prior written consent of Owner. Upon expiration of the Lease Term, whether by lapse of time or otherwise, Tenant shall promptly and peacefully surrender the Premises to Owner.

28.	TAX ON RENTAL AND PERSONAL PROPERTY

Tenant shall pay all taxes on the Rent, such as the Hawaii General Excise Tax (presently 4%) and any tax due on account of the receipt of such tax. Additionally, if any governmental authority or unit under any present or future law effective at any time during the term of this Lease shall in any manner levy a tax on rentals payable under this Lease, or a conveyance tax payable on account of this Lease, or a tax on rentals accruing from use of the Premises under this Lease, or a tax in any form against Owner because of or measured by income derived from the leasing or rental of the Premises, Tenant shall pay to Owner, immediately upon written notice, as Additional Rent, an amount equal to such tax paid by Owner, and for Tenant’s default in paying such Additional Rent, Owner shall have the same remedies as upon failure to pay Rent. In the event that it shall not be lawful for Tenant to pay such tax, the rental payable to Owner under this Lease shall be revised to net Owner the same net rental after imposition of any such tax as would have been payable to Owner prior to the imposition of any such tax. Tenant shall not be liable to pay any amount because of income tax of a general nature applicable to Owner’s various interests or sources of income. Tenant shall pay before delinquency all taxes that may be due on account of Tenant’s personal property.

29.	NOTICE OF DEFAULT TO OWNER AND MORTGAGEE AND RIGHT TO CURE

If Owner shall fail to perform any covenant, term or condition of this Agreement required to be performed by Owner, Tenant shall deliver or send Notice thereof to Owner, which Notice shall specifically set forth the nature of the nonperformance by Owner and shall give Owner thirty (30) days within which to cure such default or non-performance, or if such default cannot be cured within that time, then such additional time as may be necessary if, within such thirty (30) days, Owner has commenced and is diligently pursuing the remedies necessary to cure such default. Said Notice of default shall be a condition precedent to the institution by Tenant of any judicial proceedings for non-performance or default against Owner. Tenant agrees to give any mortgagee and/or trust deed holders (of which it has received notice), a copy of any Notice of default served upon Owner, such copy to be sent by certified mail, return receipt requested. Tenant further agrees that if Owner shall fail to cure such default within the time provided for in this Lease, then the mortgagees and/or trust deed holders shall have an additional thirty (30) days within which to cure such default or, if such default cannot be cured within that time, then such additional time as may be necessary if, within such thirty (30) days, any mortgagee and/or trust deed holder has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued. At the expiration of all cure periods, if Owner’s default still has not been cured, Tenant may terminate this Lease upon five (5) days Notice to Owner.

30.	OWNER’S LIABILITY

Anything in this Lease to the contrary notwithstanding, covenants, undertakings and agreements herein made on the part of Owner are made and intended not as personal covenants, undertakings and agreements for the purpose of binding Owner personally or the assets of Owner except Owner’s interest in the Premises, the Building and the Property, but are made and intended for the purpose of binding only the Owner’s interest in the Premises, the Building and the Property, as the same may from time to time be encumbered. No personal liability or personal responsibility is assumed by, nor shall at any time be asserted or enforceable against, Owner or its partners or their respective heirs, legal representatives, successors, and assigns on account of the Lease or on account of any covenant, undertaking or agreement of Owner in this Lease contained.

31.	TRANSFER OF OWNER’S INTEREST

In the event of any transfer or transfers of Owner’s interest in the Premises, the Building or the Property, other than a transfer for security purposes only, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of

Owner accruing from and after the date of such transfer (subject to transfer of the Security Deposit to the transferee) and such transferee shall have no obligation or liability with respect to any matter occurring or arising prior to the date of such transfer. This Lease will not be affected by any transfer by Owner. Tenant agrees to attorn to the transferee if so requested, so long as such transferee assumes Owner’s obligations under the Lease from and after the transfer date. Notwithstanding anything to the contrary contained herein, Owner shall be released from future liability if, and only if, transferee agrees, in writing, to assume Owner’s obligations under this Lease from and after the date of transfer. Nothing contained in this paragraph B(31) shall release Owner from its obligations or liabilities under this Lease that accrue before the date of transfer.

32.	HAZARDOUS SUBSTANCES

Except as is reasonable and normal in connection with Tenant’s permitted use of the premises and then in conformity with all applicable laws, rules, and regulations, Tenant hereby represents and warrants to Owner that Tenant shall not generate, store or dispose on the Premises or the Property any hazardous substances nor transport the same to or over the Premises or the Property. “Hazardous substance” shall be interpreted broadly to include, but not be limited to, substances designated as hazardous under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1257, et seq., the Clean Air Act, 42 U.S.C. Section 9601, et seq., and any substance which after release into the environment and upon exposure, ingestion, inhalation or assimilation, either directly from the environment or indirectly by ingestion through food chains, will, or may reasonably be anticipated to, cause death, disease, behavior abnormalities, cancer or genetic abnormalities. Owner represents and warrants that to the best of Owner’s knowledge there are no hazardous substances now incorporated in the Building or significant contamination of the Property. Tenant and Owner shall hold each other harmless from and indemnify the other from and against any damage, loss, reasonable expenses or liability resulting from any breach of their representations and warranties, including all reasonable attorneys’ fees and costs incurred as a result thereof. Tenant shall not be responsible and Owner shall hold Tenant harmless from all costs incident to or damages arising from contamination it did not create, in whole or in part. Owner states that there now is only one underground storage tank on the Property, a diesel tank which supplies the emergency generator for Phase I. The gasoline tanks (two or three in number) which were on the Property at the time of its acquisition have been removed, the soil checked for contamination, and any necessary remedial measures taken. Any possible contamination from the foregoing diesel tank is not the responsibility of Tenant, and, to the contrary, is the full responsibility of Owner.

33.	NO WAIVER

Owner’s or Tenant’s failure to take advantage of any default or breach of covenant on the part of the other shall not be construed as a waiver thereof, nor shall any custom or practice which may grow up between Owner and Tenant in the course of administering this Lease be construed to waive or to lessen the right of Owner or Tenant to insist upon the performance by the other of each and every term, condition, or covenant hereof, or to waive or lessen the right of Owner to exercise any of its remedies upon any default by the other. A waiver by Owner of a particular breach or default shall not be deemed to be a waiver of the same or any other subsequent breach of default. The acceptance of Rent or any other sum due hereunder shall not be, or be construed to be, a waiver of any breach of any term, covenant, or condition of this Lease, whether or not Owner has knowledge of such breach at the time of such acceptance.

34.	SECURITY

No attempt shall be made by Owner to provide full security, and Owner shall not be responsible nor held liable for any lack of security or loss due to lack of full security. Some general policing by a security firm and/or by Owner’s personnel as a deterrent to crime will be coordinated by Owner for the benefit of all tenants but such security personnel shall not, except in case of an emergency, enter Premises. Tenant expressly waives any and all rights it may have against Owner for the actions or lack thereof of such firm and personnel.

35.	HOLD OVER

If Tenant shall continue its occupancy of the Premises after the expiration of the Lease Term, the occupancy shall not be deemed to extend or renew the term of this Lease, and such occupancy shall constitute a tenancy from month to month, subject to all of the terms of this Lease, except the term, and except that the Rent for each month of continued occupancy shall be double the Rent for the last full month of the Lease Term. Tenant shall also be liable for Owner’s incidental and consequential damages sustained by virtue of Tenant’s holdover. The term “consequential damages” as used herein refers only to those damages suffered by Owner as a direct and proximate consequence of Tenant’s failure to vacate the Premises promptly at the end of the Lease Term.

36.	ENTIRE AGREEMENT

The provisions of this Lease constitute and are intended to constitute the entire agreement of Owner and Tenant regarding the Premises. Any amendment or modification of this Lease, including any waiver of this Article, must be in writing and signed by both Owner and Tenant.

37.	SEVERABILITY

If for any reason any of the provisions of this Lease shall be unenforceable or ineffective, all of the other provisions shall remain in full force and effect.

38.	INTERPRETATIONS

Captions, headings, the index and titles to articles are not a part of this Lease, are used in this document for reference only, and have no effect upon the construction or interpretation of any part of this Lease. A provision of this Lease which requires a party to perform an action shall be construed so as to require the party to perform the action or to cause the action to be performed; a provision which prohibits a party from performing an action shall be construed so as to prohibit the party from performing the action or permitting another to perform the action for it. “Including” means “including, but not limited to.” The singular includes the plural, and the plural includes the singular. “Any” means “any and all”. “Person” means a natural person or any legal entity. All exhibits to this Lease shall be deemed to be a part of this document.

39.	ATTORNEYS’ FEES

In the event any action, suit or proceeding is commenced under or in connection with this Lease, or for recovery of possession of the Premises, the losing party shall pay to the prevailing party in any such action, suit or proceeding all attorneys’ fees incurred in connection therewith, together with all court costs and litigation expenses of said prevailing party, and such costs and attorneys’ fees shall be deemed to have accrued as of the date the first remedial action is taken by the prevailing party.

40.	BINDING EFFECT

This Lease shall be binding upon the parties and their respective permitted successors and assigns.

41.	MODIFICATION FOR LENDER

If, in connection with obtaining construction, interim, or permanent financing or refinancing for the Property or Building, the lender shall request reasonable modifications or documentation in this Lease as a condition to such financing or refinancing, or if Owner needs financing documentation executed by Tenant in favor of a third party to facilitate financing of Special Improvements in Premises, Tenant shall not unreasonably withhold, delay, or defer its signature or its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder, adversely affect the leasehold interest created hereby or Tenant’s rights hereunder, and Owner pays, within five (5) days of receipt of Tenant’s written demand, Tenant’s reasonable attorney’s fees related to any such modification.

42.	ACCORD AND SATISFACTION

No payment by Tenant or receipt by Owner of a lesser amount than any payment of Rent, Estimated Additional Rent, or Additional Rent stipulated in this Lease shall be deemed to be other than on account of the earliest stipulated Rent or Additional Rent due and payable, nor shall any endorsement or statement on any check or any letter accompanying any check or payment of Rent, Estimated Additional Rent, or Additional Rent be deemed an accord and satisfaction. Owner may accept such check or payment without prejudice to Owner’s right to recover the balance of such Rent, Estimated Additional Rent, or Additional Rent or pursue any other remedy in this Lease, at law or in equity.

43.	CALCULATION OF TIME

In computing any Notice or other period of time prescribed or allowed by any provision of this Lease, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday, or a legal holiday recognized by the federal government, in which event the period runs until the end of the next day which is not a Saturday, Sunday, or a legal holiday recognized by the federal government. All notice or other periods expire as of 5:00 p.m. (local time in Honolulu, Hawaii) on the last day of the notice or other period.

44.	COUNTERPARTS

This Lease may be executed in counterparts and each counterpart constitutes an original document.

45.	WAIVER OF TRIAL BY JURY [omitted in original]

46.	FURTHER DEVELOPMENT

Owner intends to further develop the Building and Property as well as certain adjoining property. Tenant agrees to such modifications to this Lease as may be required by Owner in completing the above developments, so long as the Enclosed Area and the Open Area (if any) are not thereby disturbed, Tenant’s use of and/or access to the Premises are not materially impaired, Tenant’s obligations including the payment of any Rent under this Lease are not increased and Owner pays within five (5) days of receipt of Tenant’s written demand, Tenant’s reasonable attorney’s fees related to any such modification. Tenant agrees to join with Owner in executing any documents as are reasonably necessary in effectuating the intent of this Article, including any amendments to the Declarations filed when the Property was submitted to the Horizontal Property Regime Act.

47.	CORPORATE AUTHORITY

If Tenant is a corporation, each individual executing this Lease on behalf of Tenant represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of Tenant, in accordance with a duly adopted resolution of the Board of Directors of Tenant and in accordance with the bylaws of Tenant, and that this Lease is binding upon Tenant in accordance with its terms. At Owner’s request, Tenant shall, within thirty (30) days after execution of this Lease, deliver to Owner a certified copy of a resolution of the Board of Directors of Tenant authorizing or ratifying the execution of this Lease.

48.	GOVERNING LAW

This Lease shall be governed by and construed in accordance with the laws of the State of Hawaii.

49.	RECORDING

This Lease shall not be recorded by either Owner or Tenant. However, if a party shall request the other party to execute a short form lease or memorandum of lease, the other party shall do so within twenty (20) days after the request. The short form lease or memorandum of lease shall be in a proper form for recording and may contain the names of the parties, the Lease Term, the description of the Premises, and the nature of any options for renewal or additional space. Owner will supply the short form lease and if the execution thereof is requested by Tenant, Tenant shall pay Owner all of Owner’s costs for the preparation and recordation of such, including, without limitation, attorneys’ fees.

50.	CONSENTS, APPROVALS AND ATTORNEY’S FEES

When consents or approvals of Owner or Tenant are required pursuant to the terms of this Lease, such consents or approvals shall not be delayed or unreasonably withheld. A requirement to pay attorney’s fees shall be deemed to require only payment of reasonable attorney’s fees.

51.	TIME IS OF THE ESSENCE

Time is of the essence of this Lease.

52.	SURVIVAL

All obligations of Tenant or Owner which may accrue or arise during the term of this Lease or as a result of any act or omission of Tenant or Owner during said term shall, to the extent they have not been fully performed, satisfied or discharged, survive the expiration or sooner termination of this Lease.

IN WITNESS WHEREOF the parties have executed this Lease on the day and year first above written.

OWNER:		TENANT:

AIPA PROPERTIES, L.L.C., By its Managing Member, AIPA CORPORATION		PACIFIC INTERNET EXCHANGE CORPORATION

By:	/s/ RICHARD H. ZEGAR	By:	/s/ LAMBERT P. ONUMA
Its:	Vice President	Its:	President

LEASE MODIFICATION AGREEMENT NO. 1

This Agreement, dated as of the 1 day of February, 2000, is by and between AIPA PROPERTIES, L.L.C., a Hawaii Limited Liability Company (“Owner”) and PACIFIC INTERNET EXCHANGE CORPORATION (“Tenant”) and amends that certain lease (“Lease”) between the parties dated November 1, 1999 covering 5,357 square feet of Enclosed Area.

Now, therefore, for valuable consideration the parties hereto amend the Lease as follows effective February 1, 2000:

1.	Article A.1.m. shall be amended to read as follows:

m. Parking: Tenant anticipates that the parking which can be accommodated in its Open Area will be sufficient to meet its needs for the Enclosed Area. Additional parking spaces may be leased from Owner at then prevailing rates, subject to availability.

In all other respects the amended Lease is hereby ratified and confirmed.

IN WITNESS WHEREOF the parties hereto have executed this Lease Modification Agreement No. 1 as of the day and year first above written.

OWNER:
AIPA PROPERTIES, L.L.C., By Its Managing Member, AIPA CORPORATION

By:	/s/ RICHARD H. ZEGAR
Richard H. Zegar
Its:	Vice President

TENANT: PACIFIC INTERNET EXCHANGE CORPORATION

By:	/s/ RICHARD H. KALBRENER

Its:

LEASE MODIFICATION AGREEMENT NO. 2

This Agreement, dated as of the 6th day of November 2000, is by and between AIPA PROPERTIES, L.L.C., a Hawaii Limited Liability Company (“Owner”) and PIHANA PACIFIC, INC., a Delaware corporation f.k.a. Pacific Internet Exchange Corporation, a Delaware corporation, (“Tenant”) and amends that certain lease (“Lease”) between the parties dated November 1, 1999. Lease was previously amended by Lease Modification Agreement No. 1 (LMA No. 1) dated February 1, 2000.

Tenant requires an increase in its open area to be used for additional air conditioning equipment. Tenant advises that such equipment does not require an enclosure but does need to be located in fairly close proximity to Premises. Tenant’s requirement is to be met by Owner’s construction of an elevated platform at the Ewa/mauka corner of Owner’s Phase II structure, with the Lease being modified as follows effective upon Substantial Completion of such platform:

1.	Article A.1.b (2) shall read as follows: “Agreed Open Area: Four Thousand Four Hundred Nine (4,409) square feet.” Tenant’s Open Area previously was 2,559 sq. ft.; the elevated platform adds 1,850 sq. ft. 2,559 + 1,850 = 4,409 sq. ft.

2.	Article A.1.e. shall have the following words added: “Upon Substantial Completion of the elevated platform, Monthly Base Rent shall be increased One Thousand Four Hundred Twenty-five and No/100 Dollars ($1,425.00).”

3.	A new article, A.4. shall be added and shall read as follows: “Construction and maintenance of the elevated platform shall be performed by Owner at Owner’s expense. The acquisition, installation and maintenance of the air conditioning equipment shall be the responsibility of Tenant, and so likewise all connections between such air conditioning equipment and Premises (collectively the “Installation”). Details of the Installations shall be subject to Owner’s approval. Both Owner and Tenant shall be obligated to perform their respective maintenance operations such that all equipment and facilities and the elevated platform are maintained in first class condition.”

4.	Details of the proposed elevated platform are shown on the attached Exhibit C-LMA No. 2. This drawing was reduced to half-size thus the actual scale is 1/16 = 1’-0”.

Pacific Internet Exchange Corporation, a Delaware corporation has undergone a corporate name change to Pihana Pacific, Inc., a Delaware corporation. It is the same legal entity with a different registered corporate name. Pihana Pacific, Inc. agrees and confirms that it is bound by the Lease and that the Lease, as amended by LMA No. 1 and this LMA No. 2, is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF the parties hereto have executed this Lease Modification Agreement No. 2. as of the day and year first above written.

OWNER:	TENANT

AIPA PROPERTIES, L.L.C., By Its Managing Member, AIPA CORPORATION	PIHANA PACIFIC, INC. a Delaware corporation

By:	/s/ RICHARD H. ZEGAR	By:	/s/ RICHARD H. KALBRENER Richard H. Kalbrener
Its:	Vice President	Its:	President & CEO

LEASE MODIFICATION AGREEMENT NO. 3

This Agreement, dated as of the 18th day of July 2001, is by and between AIPA PROPERTIES, L.L.C., a Hawaii Limited Liability Company (“Owner”) and PIHANA PACIFIC, INC., a Delaware corporation f.k.a. Pacific Internet Exchange Corporation, a Delaware corporation, (“Tenant”) and amends that certain lease (“Lease”) between the parties dated November 1, 1999. Lease was previously amended by Lease Modification Agreement No. 1 (“LMA No. 1”), dated February 1, 2000 and by Lease Modification Agreement No. 2 (“LMA No. 2”) dated November 6, 2000.

Tenant requires an increase in its open area for additional electrical equipment. The most practical place for this equipment is immediately behind Tenant’s existing ground floor space as shown in Exhibit A – LMA No. 2 Tenant agrees to lease aforesaid Open Area with the Lease being modified as follows:

1.	Article A.1.b(2) shall read as follows: “Agreed Open Area: Five Thousand Two Hundred Ninety-Nine (5,299) square feet.” Tenant’s Open Area previously was 4,409 sq. ft.; the electrical equipment area adds 890 sq. ft. 4,409 + 890 = 5,299 sq. ft.

2.	Article A.1.e. shall have the following words added: “Monthly Base Rent shall be increased Four Hundred Eighty-Nine and No/100 Dollars ($489.00).”

3.	Article A.1.f shall have the following words added: “Tenant’s monthly charge for Estimated Additional Rent shall be increased Fifty-three and No/100 Dollars ($53.00).

4.	A new article, A.5. shall be added and shall read as follows: “Tenant is responsible for installation of all electrical equipment used by Tenant in the increased Open Area. At termination of Tenant’s lease Owner may require Tenant to remove equipment installed in conjunction with this Lease Modification Agreement. Owner has previously agreed to install approximately 6” of reinforced concrete in the Open Area in conjunction with other paving projects by the Owner in the area. Tenant is responsible for any additional costs generated by Tenant’s requirements such as increase reinforcing of concrete under future generator pads or any special leveling or grading required for Tenant’s access to previously installed electrical equipment.

In all other respects the amended Lease is hereby ratified and confirmed.

IN WITNESS WHEREOF the parties hereto have executed this Lease Modification Agreement No. 3 as of the day and year first above written.

OWNER:	TENANT:

AIPA PROPERTIES, L.L.C., By Its Managing Member, AIPA CORPORATION	PIHANA PACIFIC, INC. a Delaware corporation

By:	/s/ RICHARD H. ZEGAR	By:	/s/ JOHN R. SAVAGEAU
Its:	Vice President	Its:	John R. Savageau